Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Eric Lindblom – 336-436-6739
Burlington, NC 27215	Shareholder Direct: 800-LAB-0401
Telephone: (336) 584-5171	Company Information: www.labcorp.com

LabCorp Launches Chronic Kidney Disease Program

National Kidney Foundation One of Many Partners

Burlington, NC, August 6, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the launch of a national effort to combat chronic kidney disease (CKD) in North America. U.S. Senator Elizabeth Dole (R-NC), a supporter of newly passed legislation to fight CKD, and representatives of the National Kidney Foundation are joining executives of LabCorp at the Kannapolis, NC event today announcing the new initiative.

The cornerstone of the effort is a program offered by LabCorp’s Litholink subsidiary that provides highly nuanced, patient-specific clinical guidance to physicians based on the National Kidney Foundation’s Kidney Disease Outcome Quality Initiative (KDOQI). This program is designed to support nephrologists as well as internal medicine, family practitioners, general practitioners, nurse practitioners and all other healthcare professionals who provide primary care to patients.

According to a recent report in the Journal of the American Medical Association, 26 million Americans have CKD. More importantly, of the 15.5 million of these affected individuals who have lost between half and three quarters of their kidney function, almost 90% are unaware of their disease and approximately 25% will die within 5 years if not treated. In addition, end stage renal disease (ESRD) has become a major economic burden for our government, with the roughly 400,000 people on dialysis consuming approximately 6% of the Medicare budget.

U.S. Senator Elizabeth Dole (R-NC) recently voted for the passage of the Medicare Improvements for Patients and Providers Act of 2008, which included provisions to fight CKD. The Act became law last month when Congress overrode a veto by President Bush. In commenting on the newly passed law Senator Dole said, “Chronic kidney disease is rapidly becoming a serious public health threat, particularly in eastern North Carolina,” said Dole. ”I am hopeful that with the quality, education, and treatment measures called for under the recently passed Medicare Bill, we can reduce the staggering effects of kidney disease not only on individuals and their families, but also on the Medicare system as a whole.”

“LabCorp is pleased to be the first clinical lab to offer such a unique program for CKD,” said David P. King, President and Chief Executive Officer of LabCorp. “With the launch of our CKD Education and Treatment Program, Litholink has developed another new and critically important tool for physicians. Our partnership with the National Kidney Foundation and other leaders in fighting CKD demonstrates the unique role that the lab can play in chronic disease prevention. By combining critical clinical data with sophisticated information technology and expert treatment guidance, we believe our program can improve patient outcomes and save valuable healthcare dollars. Litholink’s National Advisory Panel of CKD experts has played an active role in developing the system with Litholink. Our program also fits well with the blueprint provided by The National Kidney Foundation of North Carolina for aggressively addressing CKD in North Carolina.”

Litholink, a subsidiary of LabCorp, is the only clinical laboratory to offer a programmatic approach to chronic kidney disease management by providing decision support to physicians, quarterly outcomes reports benchmarked against physicians’ peers, consultation, patient compliance and education, and research. It has demonstrated in many published peer reviewed studies in leading medical journals regarding its chronic kidney stone program that its techniques can allow community physicians to practice on par with leading specialists at academic medical centers. Its programs have been supported by major managed care plans in an effort to improve patient outcomes and reduce costs.

“We believe we will be able to provide both the experienced nephrologist and other health care providers a program which will substantially ease the problems they experience in CKD management today,” said Brian Coe, Chief Executive Officer, Litholink. “Importantly, we believe there will also be substantial savings to the healthcare system, both public and private.”

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.

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